EXHIBIT 99.1
Report of Independent Registered Public Accounting Firm
To the Participants and Administrators
RTI International Metals, Inc. Employee
  Savings and Investment Plan
     We have audited the accompanying statements of net assets available for benefits of the RTI International Metals Employee Savings and Investment Plan (the “Plan”) as of December 31, 2005 and 2004, and the related statements of changes in net assets available for benefits for the year ended December 31, 2005. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the RTI International Metals, Inc. Employee Savings and Investment Plan as of December 31, 2005 and 2004, and the changes in net assets available for benefits for the year ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.
     Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplementary schedule of assets (held at end of year) as of December 31, 2005 is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplementary schedule is the responsibility of the Plan’s management. The supplementary schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.
/s/ BEARD MILLER COMPANY LLP
Pittsburgh, Pennsylvania
May 17, 2006

RTI INTERNATIONAL METALS, INC.
EMPLOYEE SAVINGS AND INVESTMENT PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2005 AND 2004

	2005	2004
Investments, at fair value	$11,900,082	$9,924,930
Participant loans, at cost	394,550	361,108
Employee contributions receivable	90,760	82,892
Employer contributions receivable	51,229	48,850

Net assets available for benefits	$12,436,621	$10,417,780

The accompanying notes are an integral part of these financial statements.

RTI INTERNATIONAL METALS, INC.
EMPLOYEE SAVINGS AND INVESTMENT PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2005

2005
Contributions:
Employee	$1,006,665
Employer	542,593
Rollovers	197,948

Total contributions	1,747,206
Investment income:
Interest and dividend income	604,779
Net appreciation in fair value of investments	392,887

Total Investment Income	997,666
Transfers	(19,800)

Total additions	2,725,072
Participants’ benefits paid	(698,799)
Administrative expenses	(7,432)

Increase in net assets	2,018,841
Net assets available for benefits
Beginning of year	10,417,780

End of year	$12,436,621

The accompanying notes are an integral part of these financial statements.

RTI INTERNATIONAL METALS, INC.
EMPLOYEE SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004
NOTE 1 — SUMMARY OF ACCOUNTING POLICIES:
The financial statements of the RTI International Metals, Inc. Employee Savings and Investment Plan (the Plan) have been prepared in conformity with accounting principles generally accepted in the United States of America. The following are the significant accounting policies followed by the Plan:
ACCOUNTING METHOD
The financial statements of the Plan use the accrual method of accounting.
USE OF ESTIMATES
The preparation of the Plan’s financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make significant estimates that affect the reported amounts of net assets available for benefits at the date of the financial statements and the changes in net assets available for benefits during the reporting period, and disclosures of contingent assets and liabilities. Actual results could differ from those estimates.
RISKS AND UNCERTAINTIES
Investments of the Plan are exposed to various risks, such as interest rate, market, and credit. Due to the level of risk associated with certain investments and the level of uncertainty related to changes in the value of investments, it is at least reasonably possible that changes in risks in the near term would materially affect investment assets reported in the statement of net assets available for benefits and the statements of changes in net assets available for benefits.

NOTES TO FINANCIAL STATEMENTS (continued)
INVESTMENTS
Investments in funds managed by Fidelity Management Trust Company (Fidelity) and RTI International Metals, Inc. common stock are valued at fair market value based on public and Fidelity published quotations. Security transactions are recorded as of the trade date. Participant loans receivable are stated at cost which approximates fair value. Interest and dividend income are recorded on the accrual basis.
Investments greater than 5% of the net assets available for benefits as of the end of the Plan year are as follows:

	2005	2004
* Fidelity Magellan Fund	$2,402,868	$2,193,774
* Fidelity Low Priced Stock Fund	1,916,957	1,705,890
* Fidelity Growth and Income Fund	1,602,675	1,482,040
* Fidelity Managed Income Portfolio	1,507,421	1,517,447
* Spartan U.S. Equity Index Fund	1,358,157	1,260,583
* Fidelity Worldwide Fund	955,710	719,616
* RTI International Metals, Inc. Stock Account	885,146	373,015

* — Represents a party-in-interest
NET APPRECIATION (DEPRECIATION) IN FAIR VALUE OF INVESTMENTS
The Plan presents in the statement of changes in net assets available for benefits the net appreciation (depreciation) in the fair value of investments, which consists of realized gains and losses from sales of investments and the unrealized appreciation and depreciation in the fair value of its investments.
During 2005, the Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated in value as follows:

2005
Common stock	$310,577
Mutual funds	82,310

$392,887

CONTRIBUTIONS
Participant contributions are made through payroll deductions and are recorded as additions to net assets available for plan benefits when the deduction is made. Employer contributions are recorded as additions to net assets available for plan benefits when the plan sponsor accrues such contributions as a liability. Participant contributions not yet deposited and amounts not funded by the plan sponsor are recorded as contributions receivable.
ADMINISTRATIVE EXPENSES
Administrative costs of the Plan are absorbed by the plan sponsor. However, the Plan permits forfeitures to be used to pay administrative expenses.

NOTES TO FINANCIAL STATEMENTS (continued)
PAYMENT OF BENEFITS
Benefits are recorded when paid.
NOTE 2 — DESCRIPTION OF PLAN:
GENERAL
RTI International Metals, Inc. (the “Company”) is the Plan Sponsor. The Company is a successor to entities that have been operating in the titanium industry since 1951.
The following description of the Plan provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan’s provisions. Reference should be made to the Plan agreement for additional information concerning contributions, eligibility, income allocation, withdrawals and other important features of the Plan.
The Plan, created on January 1, 2001, is a defined contribution and matching dollar contribution plan covering full-time salaried, nonrepresented employees who are at least 21 years of age and have completed three months of service. The Plan includes eligible employees of certain of the Company’s subsidiaries, including Weld-Tech Engineering Services, RMI Tubemill Division, RTI Alloys, employees of RMI Titanium, and New Century Metals. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).
CONTRIBUTIONS
Participants may contribute from 1% to 20% of their salaries through payroll deductions. Contributions are subject to limitations specified in the Internal Revenue Code (IRC). Contributions are directed by the participants into any one or all of the investment options. Changes in allocation of future contributions and transfers of presently invested contributions are permitted pursuant to the Plan document. Participants may change their elections of investment funds by calling the recordkeeper directly or by accessing their accounts via the internet. Participants are 100% vested in their voluntary contributions plus actual earnings thereon at all times.
The Company may contribute a portion of a participant’s salary up to a maximum of 4.0% depending upon their division as defined in the Plan agreement. Participants vest in the employer contributions ratably over a period of three years to six years dependent upon their division. Participants should refer to the Plan agreement for a more complete description of the Plan’s provisions.

NOTES TO FINANCIAL STATEMENTS (continued)
PAYMENT OF BENEFITS
Participants or their beneficiaries are entitled to the full current value of their account in the Plan upon:
•	Retirement;

•	Termination of employment with the Company; or

•	Death
Participants may also make written application for withdrawal of all or a portion of their account balance for certain limited situations qualifying as financial hardships under Internal Revenue Service (IRS) guidelines in effect at the time of the withdrawal.
PARTICIPANT LOANS RECEIVABLE
Loans are available to all participants subject to provisions set forth in the Plan document. Participants may borrow from their accounts a minimum of $1,000 up to a maximum equal to 50% of the existing account balance not to exceed $50,000 in any 12-month period. Loans are treated as a transfer (from) the investment fund to the Participant Loans Receivable fund. Loan repayment terms range from one month to five years and are secured by the balance in the participant’s account. Loans bear interest at a rate commensurate with the current market rate when made.
FORFEITURES
If a participant terminates their employment and is less than 100% vested in their share of the employer contributions, they may forfeit the non-vested portion of their employer contributions. Forfeited account balances are retained in the Plan and will first be used to pay administrative expenses. Any remaining amounts will be used to reduce future employer contributions payable under the Plan. Forfeited account balances at December 31, 2005 and 2004, totaled $36,086 and $12,976, respectively. Forfeitures allocated to pay administrative expenses during the years ended December 31, 2005 and 2004, totaled $7,432 and $29,866, respectively.
ADMINISTRATION
The Plan is administered by the Plan Administrator (the “Administrator”). The Administrator establishes the rules and procedures and interprets the provisions of the Plan. Administrative expenses of the Plan, including legal and audit fees are paid by the Company when such expenses exceed the forfeited non-vested employer contributions under the termination provision and, as such, are not expenses of the Plan.
TERMINATION PROVISION
The Company anticipates the Plan will continue without interruption, but reserves the right to discontinue the Plan at any time. In the event that such discontinuance results in the termination of the Plan, the Plan provides that each participant shall be fully vested in his or her individual account which includes earnings on the participant’s contributions as well as employer contributions. The individual accounts of the participants shall continue to be administered by the Administrator, or be distributed in a lump sum to the participants, as deemed appropriate by the Administrator.

NOTES TO FINANCIAL STATEMENTS (continued)
NOTE 3 — INCOME TAXES:
The IRS has determined and informed the Company by a letter dated May 26, 2005, that the Plan and related trust are designed in accordance with the applicable sections of the IRC. The Plan has been amended and restated since receiving the determination letter; however, the Administrator and the plan’s tax counsel believe that the Plan is currently being operated in compliance with the applicable requirements of the IRC. Therefore, no provision for income taxes has been included in the Plan financial statements.
NOTE 4 — PARTY-IN-INTEREST:
Certain investments of the Plan are managed by Fidelity, the trustee of the Plan. The Plan also invests in common stock of the Company. These represent party-in-interest transactions.

Schedule H, line 4i
SCHEDULE OF ASSETS
(Held at End of Year)
RTI INTERNATIONAL METALS, INC.
EMPLOYEE SAVINGS AND INVESTMENT PLAN
DECEMBER 31, 2005
EIN: 52-2115953, PLAN #: 001

			**
(a) Identity of issue (b)	Description of investment (c)	Cost (d)	Current Value (e)

* Fidelity Magellan Fund	Mutual Fund	N/A	$2,402,868
* Fidelity Growth and Income Fund	Mutual Fund	N/A	1,602,675
* Fidelity Low Priced Stock Fund	Mutual Fund	N/A	1,916,957
* Fidelity Worldwide Fund	Mutual Fund	N/A	955,710
* Fidelity Mid-Cap Stock Fund	Mutual Fund	N/A	356,971
* Fidelity Freedom Income Fund	Mutual Fund	N/A	16,066
* Fidelity Freedom 2000 Fund	Mutual Fund	N/A	36,506
* Fidelity Freedom 2005 Fund	Mutual Fund	N/A	221
* Fidelity Freedom 2010 Fund	Mutual Fund	N/A	89,251
* Fidelity Freedom 2015 Fund	Mutual Fund	N/A	28,648
* Fidelity Freedom 2020 Fund	Mutual Fund	N/A	356,637
* Fidelity Freedom 2025 Fund	Mutual Fund	N/A	5,420
* Fidelity Freedom 2030 Fund	Mutual Fund	N/A	95,142
* Fidelity Freedom 2035 Fund	Mutual Fund	N/A	7,601
* Fidelity Freedom 2040 Fund	Mutual Fund	N/A	86,347
* Fidelity Managed Income Portfolio	Mutual Fund	N/A	1,507,421
* Spartan U.S. Equity Index Fund	Mutual Fund	N/A	1,358,157
* Fidelity Ginnie Mae Fund	Mutual Fund	N/A	174,508
* RS Partners	Mutual Fund	N/A	7,755
* Fidelity Contra Fund	Mutual Fund	N/A	10,075
* RTI International Metals, Inc. Stock Account	Common Stock	N/A	885,146
* Participant Loans Receivable	Interest Rates High 10.50%, Low 6.00%	$0	394,550

		TOTAL:	$12,294,632

*	Party-in-interest.

**	Historical cost has not been presented as all investments are participant directed.